Amendment

to

Services Agreement

For

FSI Low Beta Absolute Return Fund

This Amendment revises the Services Agreement dated November 1st, 2013 and amended as of February 4, 2014 (the “Agreement”) between FSI Low Beta Absolute Return Fund (the “Fund”), a statutory trust organized under the laws of the State of Delaware, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio (collectively the “Parties”).

The Parties agree to amend the Agreement to revise the services provided by Ultimus as described below:

1.	Section 2(r) of the Agreement is deleted and replaced with the following.

2(r) prepare and file with the SEC (i) the reports for the Fund on Forms N-CSR, N-Q, N-CEN and N-PORT as applicable (ii) Form N-PX and (iii) fidelity bond filings;

2.	Section 3(d)(ii)(B) of the Agreement is deleted and replaced with the following.

3(d)(ii)(B) the Fund’s reports with the SEC on Forms N-CEN, N-PORT, N-Q and N-CSR as applicable.

3.	A new Section 9(n) is added:

9(n) The Fund will also reimburse Ultimus for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

4.	The below is added to Schedule A of the Agreement:

FORMS N-CEN and N-PORT

The Fund agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act.

The Fund agrees to pay Ultimus a one-time implementation fee of $ per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and for meeting the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due September 10, 2018, and the second payment due 60 days prior to the Fund’s compliance date for Form N-PORT.

	Number of Securities	Annual Fee Per Fund (paid monthly)
Equity Funds*	Less than 11 11-500 501 to 2,000 Over 2,000	$ plus out of pocket charges $ plus out of pocket charges $ plus out of pocket charges TBD plus out of pocket charges
Fixed Income Funds	Less than 500 501 to 1,000 Over 1,000	$ plus out of pocket charges $ plus out of pocket charges TBD plus out of pocket charges

*	Equity Fund is defined as any fund, including fund of funds and ETFs, that has less than 25% debt exposure over the previous three-month period.

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

Signatures are located on the next page.

The parties duly executed this Amendment as of August 23, 2018.

	FSI Low Beta Absolute Return Fund		Ultimus Fund Solutions, LLC

By:	/s/ Gary Gould	By:	/s/ Gary R. Tenkman
Name:	Gary Gould	Name:	Gary R. Tenkman
Title:	President	Title:	President